Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A PREFERRED STOCK

OF

LEAP THERAPEUTICS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

____________________________________________________________

Leap Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151(g) of the DGCL and the authority granted in the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously designated 1,421,801 shares of authorized shares of preferred stock of the Corporation as Series A Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”).

SECOND: That no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock shall be issued by the Corporation.

THIRD: That the following resolutions were adopted on September 8, 2020 by the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series A Preferred Stock:

RESOLVED:	That no shares of the Series A Preferred Stock are outstanding, and none will be issued pursuant to the Certificate of Designations of the Series A Preferred Stock;

RESOLVED:	That all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation; and further

RESOLVED:	That the Authorized Officers, each acting individually in the name and on behalf of the Corporation, be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file a Certificate of Elimination with the Secretary of State of the State of Delaware and to execute and deliver any and all other certificates, agreements and other documents which such Authorized Officer may deem necessary or advisable in order to effectuate the elimination of the Series A Preferred Stock, as provided by Section 151(g) of the Delaware General Corporation Law.

FOURTH: That, in accordance with Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Certificate of Incorporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officers on this 9th day of September 2020.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Douglas E. Onsi
President and Chief Executive Officer

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